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                                                                     EXHIBIT 2.2

           AMENDMENT TO RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

            AMENDMENT NO. 1 dated as of September 30, 1996, to RECAPITALIZATION AND STOCK PURCHASE AGREEMENT, dated as of August 15, 1996 (the "Agreement"), among STRATA ASSOCIATES, L.P. (formerly Strata Holdings L.P.), a Delaware limited partnership ("Purchaser"), ABARCO N.V., a Netherlands Antilles corporation ("Parent"), and E&S HOLDINGS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Company"). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

                             W I T N E S S E T H :

            WHEREAS, Purchaser, Parent and the Company have agreed that the Agreement be amended as set forth below.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

            Section 1. Amendment and Restatement of Section 4.04(b) of the Agreement. Section 4.04(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

            (b) The Working Capital of the Company and the Subsidiaries on the Closing Date ("Closing Date Working Capital") shall not be less than $98 million or more than $102 million. For purposes of this Section 4.04(b), Working Capital shall mean, as of any date of determination on a consolidated basis consistent with the preparation of the audited consolidated balance sheet of Spalding as of September 30, 1995, the sum of (i) trade accounts receivable and (ii) inventories, less (iii) the current liabilities of Spalding after excluding (A) indebtedness of Spalding (other than bankers acceptances arising in connection with the purchase of inventory), (B) income taxes and (C) LTIP liabilities classified as current liabilities by the Company. As soon as practicable following the Closing Date, but in any event within 60 days thereafter, Purchaser shall prepare a calculation of Closing Date Working Capital (the "Closing Date Working Capital Calculation") and shall deliver the Closing Date Working Capital Calculation to Parent. Parent shall, within 30 days after the delivery by Purchaser of the Closing Date Working Capital Calculation, complete their review of the calculation and shall in a written notice to Purchaser, either accept the calculation or describe in reasonable detail any proposed adjustments to the Closing Date Working Capital Calculation and the reasons therefor. If no notice is received by Purchaser within such 30-day period, Parent will be deemed to have accepted the Closing Date Working Capital Calculation. Purchaser and Parent shall negotiate in good faith to resolve any disputes over any proposed adjustment to the Closing Date Working Capital


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                                                                               2


Calculation raised by Parent; provided, that if they are unable to resolve any disputes over any proposed adjustments within 15 days following Purchaser's receipt of Parent's proposed adjustments, Purchaser and Parent shall engage Price Waterhouse, or select jointly a mutually acceptable nationally recognized independent public accounting firm to resolve such disputes, which resolution shall be final and binding. The fees and expenses of such accounting firm shall be shared equally by Purchaser and Parent. Within 5 business days of the acceptance of the Closing Date Working Capital Calculation by Parent or the resolution of any disputes arising out of any proposed adjustments, (i) Parent shall pay to Purchaser immediately available funds equal to the amount by which the Closing Date Working Capital, as set forth on the Closing Date Working Capital Calculation, is less than $98 million or (ii) Purchaser shall pay to Parent immediately available funds equal to the amount by which the Closing Date Working Capital, as set forth on the Closing Date Working Capital Calculation, is more than $102 million.

            Section 2. Limitation of Amendment. Except as expressly provided herein, the Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, this First Amendment shall not be deemed to be a waiver or, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

            Section 3. Severability. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Amendment shall not be affected and shall remain in full force and effect.

            Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            Section 5. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                                    ABARCO N.V.

                                    BY__________________________________________


                                    E & S HOLDINGS CORPORATION


                                    BY__________________________________________


                                    STRATA ASSOCIATES, L.P.


                                    BY__________________________________________